Exhibit 99.1

Investor Contact:	Media Contact:
Peter O’Neill	Brad Kieffer
(818) 676-8692	(818) 676-6833
peter.oneill@healthnet.com	brad.kieffer@healthnet.com

HEALTH NET REPORTS FIRST QUARTER 2015 GAAP NET INCOME

OF $30.0 MILLION, OR $0.38 PER DILUTED SHARE

WESTERN REGION OPERATIONS AND GOVERNMENT CONTRACTS SEGMENTS

FIRST QUARTER 2015 COMBINED NET INCOME PER DILUTED SHARE

INCREASED 90 PERCENT YEAR-OVER-YEAR TO $0.74

EARNINGS IMPROVEMENT DRIVEN BY A 20 PERCENT INCREASE IN

HEALTH PLAN ENROLLMENT, MODERATE HEALTH CARE COST TRENDS AND

IMPROVED G&A AND ADMINISTRATIVE EXPENSE RATIOS YEAR-OVER-YEAR

HEALTH NET INCREASES FULL YEAR 2015 WESTERN REGION OPERATIONS AND

GOVERNMENT CONTRACTS SEGMENTS COMBINED EARNINGS PER DILUTED SHARE

GUIDANCE BY $0.10 TO A RANGE OF $3.25 TO $3.35

LOS ANGELES, May 4, 2015 – Health Net, Inc. (NYSE:HNT) today announced 2015 first quarter GAAP net income of $30.0 million, or $0.38 per diluted share, compared with GAAP net income of $28.8 million, or $0.36 per diluted share, for the first quarter of 2014 and $4.9 million, or $0.06 per diluted share, for the fourth quarter of 2014.

In the first quarter of 2015, Health Net incurred $47.3 million of pretax expenses primarily related to its previously announced transaction with a wholly owned subsidiary of Cognizant Technology Solutions Corporation (Cognizant). The transaction remains subject to receipt of required regulatory approvals.

The company’s Western Region Operations (Western Region) and Government Contracts segments produced combined net income of $58.3 million, or $0.74 per diluted share, in the first quarter of 2015 compared with $31.3 million, or $0.39 per diluted share, in the first quarter of 2014 and $47.4 million, or $0.60 per diluted share, in the fourth quarter of 2014.

Highlights from the first quarter of 2015 include:

1.	Net income for Health Net’s combined Western Region and Government Contracts segments rose approximately 86 percent in the first quarter of 2015 compared with the first quarter of 2014 as health plan enrollment gains, moderate health care cost trends and improved Western Region General and Administrative (G&A) and administrative expense ratios drove results;

2.	Health Net’s total revenues climbed 28 percent and health plan services premiums revenues increased approximately 29 percent in the first quarter of 2015 compared with the first quarter of 2014. These revenue increases were driven by enrollment growth from Medicaid expansion, dual eligibles and the individual Affordable Care Act (ACA) exchanges;

3.	Consolidated enrollment for the Western Region lines of business grew from 2.6 million members to 3.1 million members as of March 31, 2014 and March 31, 2015, respectively. This increase of nearly 20 percent was driven largely by individual exchange and Medicaid expansion growth in California;

4.	Health Net’s Western Region administrative expense ratio was 7.3 percent in the first quarter of 2015, a 160 basis point improvement compared with the first quarter of 2014. The administrative expense ratio does not include premium taxes, the health insurer fee and other ACA-related fees; and

5.	The overall G&A expense ratio in the first quarter of 2015 improved 140 basis points year-over-year and 30 basis points sequentially, despite higher health insurer fees.

“We are pleased that our strong 2014 performance is continuing into 2015,” said Jay Gellert, Health Net’s president and chief executive officer. “Enrollment growth in Medicaid expansion and the California exchanges remained strong, we continued to experience moderate health care cost trends and our administrative expense ratio reflected successful cost management during a period of enrollment growth.”

CONSOLIDATED RESULTS

Health Net’s total revenues increased 28 percent in the first quarter of 2015 to $3.9 billion from $3.0 billion in the first quarter of 2014 and increased approximately 3 percent in the first quarter of 2015 from $3.8 billion in the fourth quarter of 2014.

Total expenses increased approximately 28 percent in the first quarter of 2015 to $3.8 billion from $3.0 billion in the first quarter of 2014 and increased just over 2 percent in the first quarter of 2015 from $3.7 billion in the fourth quarter of 2014.

Included in total expenses are $47.3 million, $72.1 million and $4.1 million of expenses primarily related to the transaction with Cognizant for the three months ended March 31, 2015, December 31, 2014 and March 31, 2014, respectively. The company continues to incur costs, as expected, in preparation for the implementation of its arrangement with Cognizant.

Western Region Health Plan Services

Health plan services premiums revenues in the Western Region of $3.7 billion in the first quarter of 2015 increased by approximately 29 percent compared with $2.9 billion in the first quarter of 2014 as a result of higher enrollment in the company’s Medicaid and commercial lines of business in 2015. First quarter 2015 revenues were negatively impacted by an expected $63.4 million rebate related to the Medicaid expansion population.

Health plan services expenses in the Western Region of $3.1 billion in the first quarter of 2015 increased by nearly 31 percent compared with $2.4 billion in the first quarter of 2014, also as a result of the company’s Medicaid and commercial enrollment gains.

Government Contracts Segment

Government Contracts revenues in the first quarter of 2015 were $154.7 million compared with $144.1 million in the first quarter of 2014 and $159.6 million in the fourth quarter of 2014.

Government Contracts expenses in the first quarter of 2015 were $141.7 million compared with $131.1 million in the first quarter of 2014 and $147.2 million in the fourth quarter of 2014.

On March 27, 2015, the company announced that the U.S. Department of Defense (DoD) modified Health Net’s TRICARE program contract in the North Region to, among other things, add three additional one-year option periods to the term of the contract. As part of the modification, the DoD awarded the first of the three option periods, allowing Health Net to continue providing access to health care services to TRICARE beneficiaries through at least March 31, 2016.

WESTERN REGION OPERATIONS SEGMENT

Health Plan Membership

Total enrollment in the Western Region at March 31, 2015 was 3.2 million members, an increase of approximately 20 percent from enrollment at March 31, 2014 and essentially flat compared with enrollment at December 31, 2014.

Total enrollment in the company’s California health plans at March 31, 2015 increased approximately 20 percent to 2.8 million members at March 31, 2015 compared with enrollment at March 31, 2014 and increased by approximately 2 percent, or 45,000 members, compared with enrollment at December 31, 2014.

Western Region commercial enrollment was 1.2 million members at March 31, 2015, an increase of approximately 7 percent compared with enrollment at March 31, 2014. Western Region commercial enrollment declined by approximately 2 percent from December 31, 2014 to March 31, 2015.

Sequentially, commercial enrollment in California increased by 13,000 members while commercial enrollment in Arizona decreased by 30,000 members in the first quarter of 2015. Individual exchange membership in California increased in the first quarter of 2015 by nearly 47,000 members compared with the end of the fourth quarter of 2014. Reflective of our pricing discipline, individual exchange membership decreased sequentially by 18,000 members in Arizona, due largely to a migration of membership to a lower priced co-op plan. There also was some limited attrition in the large group market throughout the Western Region during the first quarter of 2015 as a result of continued pricing discipline.

Medicaid enrollment increased by approximately 31 percent to 1.7 million members at March 31, 2015 compared with 1.3 million members as of March 31, 2014, primarily due to Medicaid expansion in California and Arizona. Sequentially, Medicaid enrollment increased by approximately 2 percent, or 28,000 members, from December 31, 2014 to March 31, 2015.

Medicaid enrollment growth in the first quarter of 2015 was slower than previous quarters due to the state of California’s efforts in redetermining enrollee eligibility for the state’s Medicaid program and the commercial exchanges. However, Medicaid enrollment growth in the second quarter of 2015 is positive, with an additional 31,000 Medicaid members enrolled in April and 35,000 with May 1 effective dates.

Membership in tailored network products represented 54.7 percent of the company’s Western Region commercial membership at March 31, 2015 compared with 48.6 percent at March 31, 2014.

“As the health care industry moves toward risk-based arrangements, as of March 31, 2015, more than 80 percent of Health Net’s California membership was covered by risk-based arrangements,” noted James Woys, the company’s chief financial and operating officer and interim treasurer. “We believe our efficient tailored networks that are based on such provider risk-based arrangements provide both quality and access for those seeking affordable coverage through both public and private exchanges.”

Enrollment in Health Net’s Medicare Advantage (MA) plans was 267,000 members at March 31, 2015, an approximately 5 percent increase compared with enrollment of 255,000 members at March 31, 2014. MA enrollment at March 31, 2015 declined sequentially by approximately 8,000 members, as expected, due to the company’s strategic exits from underperforming counties in Arizona and California.

Dual eligible enrollment at March 31, 2015 was 27,000 members, an increase of approximately 69 percent compared with enrollment of 16,000 members at December 31, 2014. There were no such dual eligible members at March 31, 2014.

Investment Income

Net investment income for the Western Region was $13.2 million in the first quarter of 2015 compared with $11.1 million in the first quarter of 2014 and $11.1 million in the fourth quarter of 2014.

Commercial Premium Yields and Health Care Costs

In the Western Region, commercial premiums per member per month (PMPM) decreased by approximately 3 percent to approximately $388 in the first quarter of 2015 compared with approximately $400 in the first quarter of 2014. This decrease was due to the ongoing shift of commercial enrollment from large group to individual and small group as individual and small group premium rates are generally lower than large group rates.

Commercial health care costs PMPM in the Western Region decreased by 1.6 percent to approximately $319 in the first quarter of 2015 compared with approximately $324 in the first quarter of 2014.

“Overall health care cost trends remained moderate in the first quarter of 2015, and the year-over-year decreases in commercial premiums PMPM and commercial health care costs PMPM also reflect the mix shift in our commercial business,” Woys noted. “We saw no evidence of higher-than-expected utilization.”

Medical Care Ratios (MCR)

The health plan services MCR in the Western Region was 84.5 percent in the first quarter of 2015 compared with 83.4 percent in the first quarter of 2014 and 84.7 percent in the fourth quarter of 2014, representing an increase of 110 basis points year-over-year and a sequential improvement of 20 basis points. This increase reflects the lower utilization experienced in the first quarter of 2014 for the new ACA membership.

The Western Region commercial MCR was 82.1 percent in the first quarter of 2015 compared with 80.9 percent in the first quarter of 2014 and 84.6 percent in the fourth quarter of 2014, representing a 120 basis point increase year-over-year and a 250 basis point improvement sequentially.

“In addition to the comparably lower utilization in the first quarter of 2014 for the new ACA members, the commercial MCR in the first quarter of 2015 was impacted by changes in prior year estimates for risk adjusters, reinsurance and risk corridors that resulted in a decrease in pretax income of $11.4 million,” stated Woys. “We continue to expect the full year 2015 commercial MCR to be in line with our previous guidance.”

The MA MCR in the Western Region was 92.9 percent in the first quarter of 2015 compared with 91.8 percent in the first quarter of 2014 and 92.8 percent in the fourth quarter of 2014, representing a year-over-year increase of 110 basis points and an increase of 10 basis points sequentially. This increase in the MA MCR was primarily due to prior year changes to risk adjuster estimates.

The Medicaid MCR in the Western Region was 81.9 percent in the first quarter of 2015 compared with 79.8 percent in the first quarter of 2014 and 80.0 percent in the fourth quarter of 2014, representing a 210 basis point increase year-over-year and a 190 basis point increase sequentially. The lower Medicaid MCR in the first quarter of 2014 was related to the lower utilization experienced in the ramp up of the company’s Medicaid expansion business compared with the first quarter of 2015.

The dual eligibles MCR in the Western Region was 88.3 percent in the first quarter of 2015 compared with 89.2 percent in the fourth quarter of 2014, representing an improvement of 90 basis points.

General and Administrative (G&A) Expenses

G&A expense in the Western Region was $409.6 million in the first quarter of 2015 compared with $357.9 million in the first quarter of 2014 and $404.7 million in the fourth quarter of 2014. The $51.7 million increase in the Western Region G&A expense year-over-year was primarily driven by a $35.8 million increase in premium taxes and the health insurer fee.

The G&A expense ratio in the Western Region was 11.0 percent in the first quarter of 2015 compared with 12.4 percent in the first quarter of 2014 and 11.3 percent in the fourth quarter of 2014. The G&A expense ratio improved year-over-year by 140 basis points and sequentially by 30 basis points.

The company’s Western Region administrative expense ratio was 7.3 percent in the first quarter of 2015 compared with 8.9 percent in the first quarter of 2014 and 7.8 percent in the fourth quarter of 2014, representing an improvement of 160 basis points year-over-year and 50 basis points sequentially.

“We remain focused on our ongoing efficiency efforts to help lower the company’s administrative expense ratio,” commented Woys. “These efforts are clearly reflected in the G&A expense ratio and administrative expense ratio reported for the first quarter of 2015.”

“We expect to receive the required regulatory approvals of the Cognizant agreement in mid-2015, and we believe this arrangement will position the company for expanded product development and service capabilities that will support and provide scale for incremental growth in the years ahead,” added Gellert.

BALANCE SHEET

Cash and investments as of March 31, 2015 were $3.5 billion compared with $2.4 billion as of March 31, 2014 and $2.7 billion as of December 31, 2014.

Reserves for claims and other settlements as of March 31, 2015 were $1.9 billion compared with $1.2 billion at March 31, 2014 and approximately equal to the $1.9 billion reported at December 31, 2014.

Days claims payable (DCP) for the first quarter of 2015 was 54.8 days compared with 43.2 days for the first quarter of 2014 and 57.4 days for the fourth quarter of 2014.

On an adjusted1 basis, DCP for the first quarter of 2015 was 66.3 days compared with 63.1 days for the first quarter of 2014 and 70.1 days for the fourth quarter of 2014.

[1]	See “Disclosures Regarding Non-GAAP Financial Information” attached to this press release for a reconciliation of this information to the comparable GAAP financial measure.

“As expected, adjusted DCP declined by 3.8 days sequentially to 66.3 days. This decline reflects the normal seasonality compared with the fourth quarter where claims inventory typically is higher. Even after the decrease, first quarter 2015 adjusted DCP is still strong relative to historic levels,” Woys explained.

The company’s balance on its revolving credit facility at March 31, 2015 increased by $95 million sequentially compared with December 31, 2014. The increased borrowing was largely used to finance share repurchases in the first quarter of 2015.

The increased borrowing caused the company’s debt-to-total capital ratio to increase to 26.4 percent as of March 31, 2015 compared with 22.9 percent as of March 31, 2014 and 22.6 percent as of December 31, 2014.

CASH FLOWS FROM OPERATIONS

Operating cash flow was $860.6 million in the first quarter of 2015.

“The company’s strong cash flow in the first quarter of 2015 was primarily driven by the timing of the receipt of state health programs payments, including the receipt of the December 2014 California Medicaid payment of approximately $311 million in January 2015,” said Woys. “Excluding this $311 million Medicaid payment, we expect operating cash flow for the full year 2015 to be at least equal to net income plus depreciation and amortization.”

The company noted that cash at the parent was approximately $30 million at March 31, 2015.

SHARE REPURCHASE UPDATE

During the first quarter of 2015, Health Net repurchased approximately 1.7 million shares of its common stock for approximately $94 million at an average price of $54.00 per share. At March 31, 2015, approximately $306 million of authorization under the company’s existing $400 million share repurchase program remained.

2015 GUIDANCE

“Based on our results for the first quarter of 2015, we are increasing our diluted earnings per share guidance for the combined Western Region and Government Contracts segments by $0.10 to a range of $3.25 to $3.35,” commented Gellert.

The company is maintaining its guidance for GAAP earnings per diluted share of at least $2.70 for the full year 2015 as it continues to incur transaction-related expenses for the Cognizant arrangement.

The guidance table included in this earnings release provides specific metrics, including updates to expectations for the company’s Medicaid MCR, dual eligibles MCR, health plan services MCR, and combined Western Region and Government Contracts EPS.

CONFERENCE CALL

As previously announced, Health Net will discuss the company’s first quarter 2015 financial results during a conference call on Monday, May 4, 2015, beginning at approximately 12:00 noon Eastern time.

The conference call should be accessed at least 15 minutes prior to its start with the following numbers:

(877) 407-4019 (Domestic toll-free)	(877) 660-6853 (Replay – Domestic toll-free)
(201) 689-8337 (International)	(201) 612-7415 (Replay – International)

An access code is not required for the live conference call on May 4, 2015. The access code for the replay is 13606499. The replay of the conference call will be available through May 10, 2015. A live webcast and replay of the conference call also will be available at www.healthnet.com under “Investor Relations.” The conference call webcast is open to all interested parties. Anyone listening to the company’s conference call will be presumed to have read Health Net’s Annual Report on Form 10-K for the year ended December 31, 2014, and other reports filed by the company from time to time with the Securities and Exchange Commission.

ABOUT HEALTH NET

Health Net, Inc. is a publicly traded managed care organization that delivers managed health care services through health plans and government-sponsored managed care plans. Its mission is to help people be healthy, secure and comfortable. Health Net provides and administers health benefits to approximately 6.0 million individuals across the country through group, individual, Medicare (including the Medicare prescription drug benefit commonly referred to as “Part D”), Medicaid, dual eligible, U.S. Department of Defense, including TRICARE, and U.S. Department of Veterans Affairs programs. Health Net also offers behavioral health, substance abuse and employee assistance programs, and managed health care products related to prescription drugs.

For more information on Health Net, Inc., please visit the company’s website at www.healthnet.com.

CAUTIONARY STATEMENTS

The company and its representatives may from time to time make written and oral forward-looking statements within the meaning of the Private Securities Litigation Reform Act (“PSLRA”) of 1995, including statements in this and other press releases, in presentations, filings with the Securities and Exchange Commission (“SEC”), reports to stockholders and in meetings with investors and analysts. All statements in this press release, other than statements of historical information provided herein, including the guidance for future periods and the assumptions underlying such projections, may be deemed to be forward-looking statements and as such are intended to be covered by the safe harbor for “forward-looking statements” provided by PSLRA. These statements are based on management’s analysis, judgment, belief and expectation only as of the date hereof, and are subject to changes in circumstances and a number of risks and uncertainties. Without limiting the foregoing, the guidance as to expected future period results and statements including the words “believes,” “anticipates,” “plans,” “expects,” “may,” “should,” “could,” “estimate,” “intend,” “feels,” “will,” “projects” and other similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those expressed in, or implied or projected by the forward-looking information and statements due to, among other things, health care reform and other increased government participation in and taxation or regulation of health benefits and managed care operations, including but not limited to the implementation of the Patient Protection and Affordable Care Act and the Health Care and Education Reconciliation Act of 2010 (collectively, the “ACA”) and related fees, assessments and taxes; the company’s ability to successfully participate in California’s Coordinated Care Initiative, which is subject to a number of risks inherent in untested health care initiatives and requires the company to adequately predict the costs of providing benefits to individuals that are generally among the most chronically ill within each of Medicare and Medi-Cal and implement delivery systems for benefits with which the company has limited operating experience; the company’s ability to successfully participate in the federal and state health insurance exchanges under the ACA, which involve uncertainties related to the mix and volume of business that could negatively impact the adequacy of the company’s premium rates and may not be sufficiently offset by the risk apportionment provisions of the ACA; increasing health care costs, including but not limited to costs associated with the introduction of new treatments or therapies; the company’s ability to reduce administrative expenses while maintaining targeted levels of service and operating performance, including through the company’s master services agreement with a subsidiary of Cognizant Technology Solutions Corporation (Cognizant); whether the company receives required regulatory approvals for Cognizant’s provision of services to the company and any conditions imposed in order to obtain such regulatory approvals; the company’s ability to recognize the intended cost savings and other intended benefits of the Cognizant transaction; the risk that Cognizant may not perform contracted functions and services in a timely, satisfactory and compliant manner; the recompetition of the company’s T-3 contract for the TRICARE North region; negative prior period claims reserve developments; rate cuts and other risks and uncertainties affecting the company’s Medicare or Medicaid businesses; trends in medical care ratios; membership declines or negative changes in the company’s health care product mix; unexpected utilization patterns or unexpectedly severe or widespread illnesses; failure to effectively oversee the company’s third-party vendors; noncompliance by the company or the company’s business associates with any privacy laws or any security breach involving the misappropriation, loss or other unauthorized use or disclosure of confidential information; the timing of collections on amounts receivable from state and federal governments and agencies; litigation costs; regulatory issues with federal and state agencies including, but not limited to, the California Department of Managed Health Care and Department of Health Care Services, the Arizona Health Care Cost Containment System, the Centers for Medicare & Medicaid Services, the Office of Civil Rights of the U.S. Department of Health and Human Services and state departments of insurance; operational issues; changes in economic or market conditions; impairment of the company’s goodwill or other intangible assets; investment portfolio impairment charges; volatility in the financial markets; and general business and market conditions. Additional factors that could cause actual results to differ materially from those reflected in the forward-looking statements include, but are not limited to, the risks discussed in the “Risk Factors” section included within the company’s most recent Annual Report on Form 10-K filed with the SEC and the other risks discussed in the company’s filings with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements. Except as may be required by law, the company undertakes no obligation to address or publicly update any of its guidance, the assessment of the underlying assumptions or forward-looking statements to reflect events or circumstances that arise after the date of this release.

The financial information presented in this press release is unaudited and is subject to change, including as a result of subsequent events or adjustments, if any, arising prior to the filing of the company’s Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2015.

Nine pages of tables follow.

# # #

Health Net, Inc.

2015 GAAP Guidance (1)

MEMBERSHIP (2)	Current (updated 5/4/15)	Previous (updated 2/10/15)

	Enrollment at 12/31/2015	Enrollment at 12/31/2015
Commercial
Large Group	511,000	511,000
Small Group	301,000	301,000
Individual	388,000	388,000

Total Commercial	1,200,000	1,200,000

Medicare Advantage	270,000	270,000

Medicaid	1,938,000	1,938,000

Dual Eligibles	50,000	50,000

Total Health Plan Membership	3,457,000	3,457,000

Premium Revenues	FY2015	FY2015
Commercial	$5.7 billion	$5.7 billion
Medicare Advantage	$3.1 billion	$3.1 billion
State Health Plans	$6.7 billion	$6.7 billion
Dual Eligibles	$922 million	$922 million

Total Health Plans (2)	$16.5 billion	$16.5 billion

Total Consolidated Revenues	$17.2 billion	$17.2 billion

Medical Care Ratios (MCR) (2)	FY2015	FY2015
Commercial	83.1%	83.1%
Medicare Advantage	91.1%	91.1%
Medicaid	82.0%	82.1%
Dual Eligibles	87.5%	88.3%

Health Plan Services	84.4%	84.5%

G&A Expense Ratio (2)	10.8%	10.8%

Admin Expense Ratio (2)	7.2%	7.2%

GAAP Tax Rate	56.7%	56.7%

Combined Western Region and Government Contracts Tax Rate	54.8%	54.8%

Weighted-average fully diluted shares outstanding	77.8 million	77.8 million

GAAP Earnings per Diluted Share (EPS)	At least $2.70	At least $2.70

Combined Western Region and Government Contracts EPS	$3.25 - $3.35	$3.15 - $3.25

(1)	All guidance metrics are approximations
(2)	For the company’s Western Region Operations segment

Health Net, Inc.

Enrollment Data - By State

(In thousands)

				Change from
				December 31, 2014		March 31, 2014
	March 31,	December 31,	March 31,	Increase/	%	Increase/	%
	2015	2014	2014	(Decrease)	Change	(Decrease)	Change
California
Large Group	443	474	499	(31)	(6.5)%	(56)	(11.2)%
Small Group	243	246	239	(3)	(1.2)%	4	1.7%
Individual	284	237	158	47	19.8%	126	79.7%

Commercial	970	957	896	13	1.4%	74	8.3%
Medicare Advantage	166	173	156	(7)	(4.0)%	10	6.4%
Medi-Cal	1,623	1,595	1,279	28	1.8%	344	26.9%
Dual Eligibles	27	16	0	11	68.8%	27	0.0%
Total California	2,786	2,741	2,331	45	1.6%	455	19.5%
Arizona
Large Group	37	44	50	(7)	(15.9)%	(13)	(26.0)%
Small Group	38	43	40	(5)	(11.6)%	(2)	(5.0)%
Individual	74	92	47	(18)	(19.6)%	27	57.4%

Commercial	149	179	137	(30)	(16.8)%	12	8.8%
Medicare Advantage	39	46	46	(7)	(15.2)%	(7)	(15.2)%
Medicaid	81	81	18	0	0.0%	63	350.0%
Total Arizona	269	306	201	(37)	(12.1)%	68	33.8%
Northwest
Large Group	28	29	29	(1)	(3.4)%	(1)	(3.4)%
Small Group	22	24	27	(2)	(8.3)%	(5)	(18.5)%
Individual	2	3	2	(1)	(33.3)%	0	0.0%

Commercial	52	56	58	(4)	(7.1)%	(6)	(10.3)%
Medicare Advantage	62	56	53	6	10.7%	9	17.0%
Total Northwest	114	112	111	2	1.8%	3	2.7%

Total Health Plan Enrollment
Large Group	508	547	578	(39)	(7.1)%	(70)	(12.1)%
Small Group	303	313	306	(10)	(3.2)%	(3)	(1.0)%
Individual	360	332	207	28	8.4%	153	73.9%

Commercial	1,171	1,192	1,091	(21)	(1.8)%	80	7.3%
Medicare Advantage	267	275	255	(8)	(2.9)%	12	4.7%
Medi-Cal/Medicaid	1,704	1,676	1,297	28	1.7%	407	31.4%
Dual Eligibles	27	16	0	11	68.8%	27	0.0%

Western Region Operations	3,169	3,159	2,643	10	0.3%	526	19.9%

TRICARE - North Contract Eligibles	2,837	2,837	2,851	0	0.0%	(14)	(0.5)%

Health Net, Inc.

Enrollment Data - Line of Business

(In thousands)

				Change from
				December 31, 2014		March 31, 2014
	March 31,	December 31,	March 31,	Increase/	%	Increase/	%
	2015	2014	2014	(Decrease)	Change	(Decrease)	Change
Large Group
California	443	474	499	(31)	(6.5)%	(56)	(11.2)%
Arizona	37	44	50	(7)	(15.9)%	(13)	(26.0)%
Northwest	28	29	29	(1)	(3.4)%	(1)	(3.4)%

	508	547	578	(39)	(7.1)%	(70)	(12.1)%

Small Group
California	243	246	239	(3)	(1.2)%	4	1.7%
Arizona	38	43	40	(5)	(11.6)%	(2)	(5.0)%
Northwest	22	24	27	(2)	(8.3)%	(5)	(18.5)%

	303	313	306	(10)	(3.2)%	(3)	(1.0)%

Individual
California	284	237	158	47	19.8%	126	79.7%
Arizona	74	92	47	(18)	(19.6)%	27	57.4%
Northwest	2	3	2	(1)	(33.3)%	0	0.0%

	360	332	207	28	8.4%	153	73.9%

Commercial
California	970	957	896	13	1.4%	74	8.3%
Arizona	149	179	137	(30)	(16.8)%	12	8.8%
Northwest	52	56	58	(4)	(7.1)%	(6)	(10.3)%

	1,171	1,192	1,091	(21)	(1.8)%	80	7.3%

Medicare Advantage
California	166	173	156	(7)	(4.0)%	10	6.4%
Arizona	39	46	46	(7)	(15.2)%	(7)	(15.2)%
Northwest	62	56	53	6	10.7%	9	17.0%

	267	275	255	(8)	(2.9)%	12	4.7%

Medi-Cal/Medicaid
California	1,623	1,595	1,279	28	1.8%	344	26.9%
Arizona	81	81	18	0	0.0%	63	350.0%

	1,704	1,676	1,297	28	1.7%	407	31.4%

Dual Eligibles

California	27	16	0	11	68.8%	27	0.0%

Total Health Plan Enrollment
Large Group	508	547	578	(39)	(7.1)%	(70)	(12.1)%
Small Group	303	313	306	(10)	(3.2)%	(3)	(1.0)%
Individual	360	332	207	28	8.4%	153	73.9%

Commercial	1,171	1,192	1,091	(21)	(1.8)%	80	7.3%
Medicare Advantage	267	275	255	(8)	(2.9)%	12	4.7%
Medi-Cal/Medicaid	1,704	1,676	1,297	28	1.7%	407	31.4%
Dual Eligibles	27	16	0	11	68.8%	27	0.0%

Western Region Operations	3,169	3,159	2,643	10	0.3%	526	19.9%

TRICARE - North Contract Eligibles	2,837	2,837	2,851	0	0.0%	(14)	(0.5)%

Health Net, Inc.

Consolidated Statements of Operations

($ in thousands, except per share data)

	Quarter Ended March 31, 2015	Quarter Ended December 31, 2014	Quarter Ended March 31, 2014
REVENUES:
Health plan services premiums	$3,720,800	$3,586,330	$2,881,345
Government contracts	154,714	159,619	144,090
Net investment income	13,241	11,057	11,102
Administrative services fees and other income	1,141	1,383	2,398

Total revenues	3,889,896	3,758,389	3,038,935

EXPENSES:
Health plan services	3,142,863	3,038,220	2,402,342
Government contracts	142,540	147,058	131,974
General and administrative	453,848	472,984	361,023
Selling	68,696	68,073	64,152
Depreciation and amortization	4,307	3,982	9,663
Interest	8,049	7,919	7,821
Asset impairment	1,884	3,846	—

Total expenses	3,822,187	3,742,082	2,976,975

Income from operations before income taxes	67,709	16,307	61,960
Income tax provision	37,721	11,393	33,173

Net income (loss)	$29,988	$4,914	$28,787

Net income (loss) per share:
Basic	$0.39	$0.06	$0.36
Diluted	$0.38	$0.06	$0.36

Weighted average shares outstanding:
Basic	77,085	78,145	79,802
Diluted	78,370	79,479	80,922

Health Net, Inc.

Condensed Consolidated Balance Sheets

(Amounts in thousands, except ratio data)

	March 31,	December 31,	March 31,
	2015	2014	2014
ASSETS
Current Assets
Cash and cash equivalents	$1,018,353	$869,133	$737,024
Investments - available for sale	2,520,429	1,791,060	1,685,009
Premiums receivable, net	299,286	951,935	450,224
Amounts receivable under government contracts	229,227	150,546	188,843
Other receivables	367,135	424,910	54,251
Deferred taxes	55,529	57,911	75,321
Assets held for sale	50,000	50,000	—
Other assets	348,240	220,122	254,702

Total current assets	4,888,199	4,515,617	3,445,374

Property and equipment, net	84,095	84,328	206,410
Goodwill	558,886	558,886	565,886
Other intangible assets, net	11,119	11,822	13,949
Deferred taxes	42,449	33,081	4,195
Investments - available for sale - noncurrent	6,328	4,570	4,255
Other noncurrent assets	288,954	187,630	190,550

Total Assets	$5,880,030	$5,395,934	$4,430,619

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Reserves for claims and other settlements	$1,913,778	$1,896,035	$1,151,958
Health care and other costs payable under government contracts	80,831	71,988	80,232
Unearned premiums	160,597	96,106	127,593
Accounts payable and other liabilities	1,180,454	880,374	669,406

Total current liabilities	3,335,660	2,944,503	2,029,189
Senior notes payable	399,556	399,504	399,351
Deferred taxes	—	—	18,057
Borrowings under revolving credit facility	195,000	100,000	100,000
Other noncurrent liabilities	290,714	242,705	205,521

Total Liabilities	4,220,930	3,686,712	2,752,118

Stockholders’ Equity
Common stock	154	153	152
Additional paid-in capital	1,465,793	1,444,705	1,397,962
Treasury common stock, at cost	(2,453,410)	(2,341,652)	(2,197,538)
Retained earnings	2,639,265	2,609,277	2,492,435
Accumulated other comprehensive (loss) income	7,298	(3,261)	(14,510)

Total Stockholders’ Equity	1,659,100	1,709,222	1,678,501

Total Liabilities and Stockholders’ Equity	$5,880,030	$5,395,934	$4,430,619

Debt-to-Total Capital Ratio	26.4%	22.6%	22.9%

Health Net, Inc.

Condensed Consolidated Statement of Cash Flows

(Amounts in thousands)

	Quarter Ended March 31, 2015	Quarter Ended December 31, 2014	Quarter Ended March 31, 2014
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$29,988	$4,914	$28,787
Adjustments to reconcile net income (loss) to net cash (used in) provided by operating activities:
Amortization and depreciation	4,307	3,982	9,663
Share-based compensation expense	6,668	6,525	9,164
Deferred income taxes	(12,735)	18,191	18,129
Excess tax benefits from share-based compensation	(3,537)	(635)	(997)
Asset impairment	1,884	3,846	—
Net realized gain on sale on investments	(605)	(128)	(308)
Other changes	8,210	6,648	9,562
Changes in assets and liabilities:
Premiums receivable and unearned premiums	717,140	(401,677)	(16,588)
Other current assets, receivables and noncurrent assets	(187,633)	(192,809)	(147,387)
Amounts receivable/payable under government contracts	(48,831)	(6,212)	34,089
Reserves for claims and other settlements	17,743	162,728	167,883
Accounts payable and other liabilities	328,019	284,965	199,461

Net cash (used in) provided by operating activities	860,618	(109,662)	311,458

CASH FLOWS FROM INVESTING ACTIVITIES:
Sales of investments	93,476	144,552	66,499
Maturities of investments	29,061	34,158	24,469
Purchases of investments	(796,719)	(303,749)	(125,564)
Purchases of property and equipment	(9,221)	(13,615)	(17,437)
Sales and purchases of restricted investments and other	(6,898)	(735)	3,537

Net cash (used in) provided by investing activities	(690,301)	(139,389)	(48,496)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from exercise of stock options and employee stock purchases	9,691	6,310	3,746
Repurchases of common stock	(111,680)	(82,863)	(11,292)
Excess tax benefits from share-based compensation	3,537	635	997
Borrowings under financing arrangements	130,000	—	—
Repayment of borrowings under financing arrangements	(35,000)	—	—
Net increase (decrease) in checks outstanding, net of deposits	—	—	713
Customer funds administered	(17,645)	79,544	46,743

Net cash provided by (used in) financing activities	(21,097)	3,626	40,907

Net (decrease) increase in cash and cash equivalents	149,220	(245,425)	303,869

Cash and cash equivalents, beginning of period	869,133	1,114,558	433,155

Cash and cash equivalents, end of period	$1,018,353	$869,133	$737,024

Health Net, Inc.

SEGMENT INFORMATION

($ in thousands, except per share and PMPM data)

The following table presents Health Net’s operating segment information.

	Quarter Ended March 31, 2015				Quarter Ended December 31, 2014				Quarter Ended March 31, 2014
	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[4]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[4]	Consolidated	Western Region Operations[1]	Government Contracts[2]	Corporate/ Other[3]	Consolidated
Commercial premiums	$1,332,994			$1,332,994	$1,370,656			$1,370,656	$1,264,177			$1,264,177
Medicare premiums	768,885			768,885	768,595			768,595	755,158			755,158
Medicaid premiums	1,471,354			1,471,354	1,374,243			1,374,243	862,010			862,010
Dual Eligibles premiums	147,567			147,567	72,836			72,836	—			—

Health plan services premiums	3,720,800			3,720,800	3,586,330			3,586,330	2,881,345			2,881,345
Government contracts		154,714		154,714		159,619		159,619		144,090		144,090
Net investment income	13,241			13,241	11,057			11,057	11,102			11,102
Administrative services fees and other income	1,141			1,141	1,383			1,383	2,398			2,398

Total revenues	3,735,182	154,714		3,889,896	3,598,770	159,619		3,758,389	2,894,845	144,090		3,038,935

Health plan services	3,142,863			3,142,863	3,038,220			3,038,220	2,402,342			2,402,342
Government contracts		141,687	853	142,540		147,167	(109)	147,058		131,070	904	131,974
Premium tax	58,417			58,417	63,345			63,345	42,458			42,458
Health insurer fee	57,820			57,820	35,361			35,361	36,293			36,293
Other ACA fees	20,817			20,817	25,841			25,841	22,527			22,527
Administrative expenses	272,514		44,280	316,794	280,107		68,330	348,437	256,594		3,151	259,745

Total general and administrative	409,568		44,280	453,848	404,654		68,330	472,984	357,872		3,151	361,023
Selling	68,696			68,696	68,073			68,073	64,152			64,152
Depreciation and amortization	4,000		307	4,307	3,900		82	3,982	9,663			9,663
Interest	8,049			8,049	7,919			7,919	7,821			7,821
Asset impairment			1,884	1,884			3,846	3,846			—	—

Total expenses	3,633,176	141,687	47,324	3,822,187	3,522,766	147,167	72,149	3,742,082	2,841,850	131,070	4,055	2,976,975

Income (loss) from operations before income taxes	102,006	13,027	(47,324)	67,709	76,004	12,452	(72,149)	16,307	52,995	13,020	(4,055)	61,960
Income tax provision (benefit)	51,361	5,406	(19,046)	37,721	36,010	5,010	(29,627)	11,393	29,371	5,386	(1,584)	33,173

Income (loss) from operations	$50,645	$7,621	$(28,278)	$29,988	$39,994	$7,442	$(42,522)	$4,914	$23,624	$7,634	$(2,471)	$28,787

Basic earnings (loss) per share	$0.66	$0.10	$(0.37)	$0.39	$0.51	$0.10	$(0.54)	$0.06	$0.30	$0.10	$(0.03)	$0.36
Diluted earnings (loss) per share	$0.64	$0.10	$(0.37)	$0.38	$0.50	$0.10	$(0.54)	$0.06	$0.29	$0.10	$(0.03)	$0.36
Basic weighted average shares outstanding	77,085	77,085	77,085	77,085	78,145	78,145	78,145	78,145	79,802	79,802	79,802	79,802
Diluted weighted average shares outstanding	78,370	78,370	77,085	78,370	79,479	79,479	78,145	79,479	80,922	80,922	79,802	80,922
Pretax margin	2.7%				2.1%				1.8%
Commercial premium yield	-3.0%				-2.5%				3.9%
Commercial premium PMPM	$388.26				$378.69				$400.34
Commercial health care cost trend	-1.6%				-5.6%				-2.2%
Commercial health care cost PMPM	$318.64				$320.56				$323.92
Commercial MCR	82.1%				84.6%				80.9%
Medicare Advantage MCR	92.9%				92.8%				91.8%
Medicaid MCR	81.9%				80.0%				79.8%
Dual Eligibles MCR	88.3%				89.2%				N/A
Health plan services MCR	84.5%				84.7%				83.4%
Administrative expense ratio	7.3%				7.8%				8.9%
Total G&A expense ratio	11.0%				11.3%				12.4%
Selling costs ratio	1.8%				1.9%				2.2%

1	Includes the operations of the company’s commercial, Medicare, Medicaid and Dual Eligibles health plans in California, Arizona, Oregon and Washington, as well as the operations of the company’s health and life insurance companies, primarily in Arizona, California, Oregon and Washington, and the operations of the company’s behavioral health and pharmaceutical services subsidiaries in several states including California, Arizona and Oregon.

2	Includes administrative services provided under the T-3 Managed Care Support Contract for the TRICARE North Region and other health care-related Department of Defense and Veterans Affairs government contracts.

3	Primarily includes litigation reserve true-up related to previous accrual for litigation and related legal expenses. Also includes severance expenses.

4	Primarily includes costs related to the company’s transaction with Cognizant and related asset impairment. Also includes severance expenses.

Health Net, Inc.

Disclosures Regarding Non-GAAP Financial Information

($ in millions)

Set forth below is a reconciliation of adjusted days claims payable (DCP), a non-GAAP financial measure, to the comparable GAAP financial measure, DCP. DCP is calculated by dividing the amount of reserve for claims and other settlements (claims reserve) by health plan services cost (health plan costs) during the quarter and multiplying that amount by the number of days in the quarter. In this press release, management presents an adjusted DCP metric which subtracts capitation, provider and other claims settlements and Medicare Advantage-Prescription Drug (MAPD) payables/costs from the claims reserve and health plan costs.

Management believes that adjusted DCP provides useful information to investors because the adjusted DCP calculation excludes from both claims reserve and health plan costs amounts related to health care costs for which no or minimal reserves are maintained. Therefore, management believes that adjusted DCP may present a more accurate reflection of DCP than does GAAP DCP, which includes such amounts. This non-GAAP financial information should be considered in addition to, not as a substitute for, financial information prepared in accordance with GAAP.

You are encouraged to evaluate these adjustments and the reasons we consider them appropriate for supplemental analysis. In evaluating the adjusted amounts, you should be aware that we have incurred expenses that are the same as or similar to some of the adjustments in the current presentation and we may incur them again in the future.

Our presentation of the adjusted amounts should not be construed as an inference that our future results will be unaffected by unusual or nonrecurring items.

	Q1 2015	Q4 2014	Q1 2014
Reconciliation of Days Claims Payable:
(1) Reserve for Claims and Other Settlements - GAAP	$1,913.8	$1,896.0	$1,152.0
Less: Capitation, Provider and Other Claim Settlements, and MAPD Payables	(509.3)	(467.2)	(169.4)

(2) Reserve for Claims and Other Settlements - Adjusted	$1,404.5	$1,428.8	$982.6

(3) Health Plan Services Cost - GAAP	$3,142.9	$3,038.2	$2,402.3
Less: Capitation, Provider and Other Claim Settlements, and MAPD Costs	(1,237.3)	(1,161.8)	(999.9)

(4) Health Plan Services Cost - Adjusted	$1,905.6	$1,876.4	$1,402.4

(5) Number of Days in Period	90	92	90

= (1) / (3) * (5) Days Claims Payable - GAAP Basis (using end of period reserve amount)	54.8	57.4	43.2
= (2) / (4) * (5) Days Claims Payable - Adjusted Basis (using end of period reserve amount)	66.3	70.1	63.1

Health Net, Inc.

Reconciliation of Reserves for Claims and Other Settlements

($ in millions)

	Health Plan Services
	YTD 3/2015	FY 2014	FY 2013
Reserve for claims (a), beginning of period	$1,186.3	$807.4	$808.7
Incurred claims related to:
Current Year (f)	1,477.2	5,613.0	4,666.0
Prior Years (c)	(85.3)	(14.6)	(56.2)

Total Incurred (b)	1,391.9	5,598.4	4,609.8

Paid claims related to:
Current Year	601.6	4,443.2	3,872.5
Prior Years	861.7	776.3	738.6

Total Paid (b)	1,463.3	5,219.5	4,611.1

Reserve for claims (a), end of period	1,114.9	1,186.3	807.4
Add:
Claims Payable (d)	131.9	175.4	67.0
Other (e)	667.0	534.3	109.7

Reserves for claims and other settlements, end of period	$1,913.8	$1,896.0	$984.1

(a)	Consists of incurred but not reported claims and received but unprocessed claims and reserves for loss adjustment expenses.

(b)	Includes medical claims only. Capitation, pharmacy and other payments including provider settlements are not included.

(c)	This line represents the change in reserves attributable to the difference between the original estimate of incurred claims for prior years and the revised estimate. Negative amounts in this line represent favorable development in estimated prior years’ health care costs. Positive amounts in this line represent unfavorable development in estimated prior years’ health care costs. The favorable developments related to prior years do not directly correspond to an increase in our operating results because any favorable prior period reserve development increases current period net income only to the extent that the current period provision for adverse deviation (see footnote (f)) is less than the benefit recognized from the prior period favorable development. The favorable development related to prior years that was recorded in the quarter ended March 31, 2015 consisted of $20.6 million in favorable prior year development primarily due to the growth of the new Medicaid expansion population in 2014 and a release of $64.7 million of the provision for adverse deviation held at December 31, 2014. For a detailed description of reserve development for fiscal years 2014 and 2013, see Note 2 to the Consolidated Financial Statements in the company’s Annual Report on Form 10-K for the year ended December 31, 2014.

(d)	Includes amount accrued for litigation and regulatory-related expenses.

(e)	Includes accrued capitation, shared risk settlements, provider incentives and other reserve items.

(f)	Our IBNR estimate also includes a provision for adverse deviation, which is an estimate for known environmental factors that are reasonably likely to affect the required level of IBNR reserves. Such amounts were $73.5 million, $78 million and $53 million as of March 31, 2015, December 31, 2014, and December 31, 2013, respectively.